Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 22, 2024 (except for Note 17 as to which the date is September 9, 2024), with respect to the financial statements of MBX Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-281764) and related Prospectus of MBX Biosciences, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 12, 2024